SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 5, 2008

(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

711 High Street, Des Moines, Iowa 50392

(Address of principal executive offices)

(515) 247-5111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
        240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
        240.13e-4(c))

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Item 7.01       Regulation FD Disclosure

At its quarterly earnings call on February 5, 2008, Mike Gersie, Executive Vice President and CFO of Principal Financial Group, Inc. (NYSE: PFG) commented on a number of items impacting the company’s outlook for 2008 operating earnings, as follows:

Equity markets continue to perform below the company’s assumption of roughly 2 percent improvement per quarter. As previously communicated, a 10 percent immediate decline in the markets, followed by a 2 percent per quarter increase, generates a reduction in total company earnings of roughly 4 to 6 percent.  After a 3.8 percent decline in the S&P 500 Index in fourth quarter 2007, that index declined by another 6 percent in the month of January 2008. Three other impacts on total company outlook were noted:

•

The company anticipates little improvement in credit market conditions in 2008, and therefore a delay before Principal Global Investors’ spread and securitization business again contributes to profitability. The company now expects results from the spread and securitization business to range from breakeven to a modest loss in 2008. This compares to $14 million of operating earnings from that business in 2007.

•

The company now expects earnings for the health division of approximately $35 to $40 million for 2008, which compares to $35 million on a reported basis for 2007, $50 million after adjusting for the impact on 2007 earnings of higher than estimated claims incurred in 2006 but not reported until 2007. This change reflects expected declines in the size of the block of business. It also reflects the division’s return of approximately $100 million of capital to the corporate and other segment in fourth quarter 2007.

•

The company now expects $60 to 70 million of losses in the corporate and other segment for 2008. This reflects lower yields on a lower level of invested assets, interest expense on $250 million of short term debt issued in fourth quarter 2007, and lower projected earnings from joint venture real estate. This compares to reported segment losses of $38 million in 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ Michael H. Gersie
Name:	Michael H. Gersie
Title:	Executive Vice President – and Chief Financial Officer

Date:	February 5, 2008